SCHEDULE A
                DATED SEPTEMBER 17, 2002, AS AMENDED MAY 18, 2004
                       TO THE ADVISORS' INNER CIRCLE FUND
                                DISTRIBUTION PLAN
                            DATED SEPTEMBER 17, 2002


         Pursuant to Section 1 of the Plan and subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, distribution fees for the following Fund(s), and/or classes thereof, shall not exceed the amounts listed below:


FUND                                          CLASS OF SHARES           FEE
----                                          ---------------           ---
Chartwell Large Cap Value Fund                    Advisor               .25%
Chartwell Small Cap Value Fund                    Advisor               .25%
Rice Hall James Mid Cap Portfolio                 Advisor               .25%
United Association S&P 500 Index Fund                II                 .05%